NEUBERGER BERMAN EQUITY FUNDS
INVESTOR CLASS

DISTRIBUTION AGREEMENT
SCHEDULE A

    The Series currently subject to this Agreement are as follows:

    Neuberger Berman Focus Fund
    Neuberger Berman Genesis Fund
    Neuberger Berman Guardian Fund
    Neuberger Berman International Fund
    Neuberger Berman International Institutional Fund
    Neuberger Berman Large Cap Disciplined Growth Fund
    Neuberger Berman Large Cap Value Fund
    Neuberger Berman Mid Cap Growth Fund
    Neuberger Berman Mid Cap Intrinsic Value Fund
    Neuberger Berman Small Cap Growth Fund
    Neuberger Berman Socially Responsive Fund

    Date: December 15, 2012